Exhibit 99.1

EARNINGS RELEASE August 10, 2012 FOR IMMEDIATE RELEASE For further information contact J. Scott Sitter, Choice Bank (920) 267-8052
CHOICE BANCORP, INC. REPORTS SECOND QUARTER EARNINGS OF $0.28 PER SHARE *** Choice Bank recognized as a “Top Performing Community Bank”

August 2012 (Oshkosh, WI) – Choice Bancorp, Inc. (the “Company”) today reported net income of $0.6 million, or $0.28 per common share, for the quarter ended June 30, 2012, and $1.8 million, or $0.83 per common share, for the six months ended June 30, 2012.  This compares to net income of $0.5 million, or $0.25 per common share, for the quarter ended June 30, 2011, and $0.9 million, or $0.41 per common share, for the six months ended June 30, 2012.  During the first quarter of 2012, the Company recognized $0.4 million in gains from the sale of other real estate owned.  These gains contributed net income of $0.20 per share for the six month 2012 operating period.

“Our second quarter income continues the positive trend that started eighteen months ago.  Core earnings are exceeding the forecasts we established at the end of 2011 and year-over-year results show favorable comparisons,” said President and CEO J. Scott Sitter.  “We continue to benefit from a low and stable interest rate environment.  We are experiencing modest growth in our earning assets and our cost of funds continues to trend downward.”  Resurgence in the Company’s mortgage activity is driving an increase in non-interest income.  “With 30-year mortgage rates at 3.50% and 15-year rates as low as 2.75%, our mortgage lenders continue to see significant volume in refinancing activity,” Sitter added.

The Company is experiencing an 8.81% annual growth rate in its assets for the first six months of 2012.  As of June 30, 2012, the Company is reporting total assets of $182.9 million.  As of June 30, 2012, gross loans totaled $160.7 million.  Asset quality continues to be strong.  As of June 30, 2012, the Company’s loan portfolio had a past due ratio of 1.18%.  This compared favorably to its peer average of 3.56%.  Non-accrual loans represent 0.98% of gross loans compared to a peer average of 2.26%.  As of June 30, 2012, the Company’s reserve for loan losses represented 2.92% of total loans, providing a coverage ratio of 296% on all nonperforming loans.  The Company continues to hold two parcels of other real estate (OREO) with a carrying value of $1.02 million.  Both parcels are actively marketed for sale and are supported by current appraisals.

The Company continues to benefit from a reduction in the valuation allowance for its deferred tax asset.  This allowance was established on December 31, 2010 in the amount of $3.7 million.  The allowance is reduced as the Company recognizes deferred tax benefits as an offset against tax expense on its current earnings.   As of June 30, 2012, the Company’s valuation allowance for its deferred tax asset had a remaining balance of $0.8 million.

In the June 2012 issue of the ABA Banking Journal, Choice Bank was recognized as a “Top Performing Community Bank”.  Nationally, Choice Bank was ranked 11th among all Non S-Corp community banks with assets greater than $100 million.  “To be recognized by the American Bankers Association as a top performing community bank is a great accomplishment,” said Sitter.  “The roadmap that we developed eighteen months ago to restructure our balance sheet and to redefine our core earnings model has worked.  I am proud of the hard work and dedication of our staff, as well as the confidence and trust of our shareholders.”

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	June 30, 2012	December 31, 2011
Financial Condition
Gross Loans (not held for resale)	160,708	159,722
Allowance for Loan Losses (ALLL)	4,690	4,145
Total Assets	182,856	175,143
Total Deposits	164,245	158,244
Stockholders’ Equity	$17,503	$15,653
Book Value per Share	$8.10	$7.24

Financial Ratios
Tier 1 Leverage Capital	9.59%	8.87%
Total Capital to Risk-Weighted Assets	13.95%	12.61%
Nonperforming Assets to Total Assets	1.42%	1.22%
ALLL to Total Loans	2.92%	2.60%
ALLL to Nonaccrual Loans	296%	378%

	For the Three Months Ending		For the Year Ending
	Jun 30, 2012	Jun 30, 2011	Jun 30, 2012	Jun 30, 2011

Operating Results
Interest Income	2,347	2,293	4,778	4,435
Interest Expense	497	535	1,041	1,095
Net Interest Income	1,850	1,758	3,737	3,340
Provision for Loan Losses	300	300	600	600
Non-Interest Income	134	79	779	159
Non-Interest Expense	1,082	989	2,121	2,018
Net Income (Loss)	$602	$548	$1,795	$881
Earnings per Share	$0.28	$0.25	$0.83	$0.41

Forward-Looking Statements

Statements in this press release relating to the Company’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements.  These forward-looking statements are based on management’s current expectations.  The Company’s actual results in future periods may differ materially from those currently expected due to various risks and uncertainties, including those discussed under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission.  The forward-looking statements in this press release are made as of the date of the release and the Company does not assume any responsibility to update these statements.

Choice Bank, established in July 2006, is located at 2450 Witzel Avenue, Oshkosh with a second location at 2201 Jackson Street, Oshkosh. In March 2011, Choice Bank became a wholly-owned subsidiary of Choice Bancorp, Inc. Choice Bancorp, Inc. is a publicly traded, one-bank holding company, trading under the symbol of CBKW.  Choice Bank is a locally owned and operated community bank dedicated to making a difference in your community!

Choice Bank…Your Community, Your Choice!

Member FDIC Equal Housing Lender
For additional information about Choice Bank, call (920) 230-1300 or visit www.choicebank.com.

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